Exhibit 10.1(c)

Form 10-K for the Fiscal Year Ended January 31, 2010

SUMMARY OF DIRECTOR COMPENSATION
Hooker Furniture Corporation

Through December 31, 2009, our non-employee directors were compensated on a calendar-year basis.  For 2010, the Board of Directors adopted a recommendation from the Company’s Nominating and Corporate Governance Committee to align non-employee director compensation with each director’s terms of service, which typically begins with the election of directors at the Company’s annual meeting. The Board has approved compensation for non-employee directors for the five-month transition period from January 1, 2010 to the annual shareholders meeting to be held June 8, 2010. Compensation for the annual period following the June 8, 2010 annual meeting will be approved promptly after the annual meeting. Our non-employee directors will be paid the following cash compensation for the five-month transition period:

•	$8,333 retainer for service on the Board; plus

•	$3,542 for serving on the Audit Committee and $1,667 for serving on each of the Compensation and Nominating and Corporate Governance Committees; and

•	an additional $2,083 for the Chair of the Audit Committee,

•	$1,667 for the Chair of the Compensation Committee and $1,250 for the Chair of the Nominating and Corporate Governance Committee.

In addition, directors are reimbursed for reasonable expenses incurred in connection with attending board and committee meetings or performing their duties as directors.

Non-employee directors also receive an annual grant of restricted stock under the Company’s stock incentive plan. The number of shares of restricted stock awarded to each non-employee director is determined by dividing fifty percent of the total annual fees payable to that director by the fair market value of the Company’s common stock on the award date (the average of the high and low market price of the stock on the day prior to the grant date), and rounding to the nearest whole share. The restricted stock becomes fully vested, and the restrictions applicable to the restricted stock lapse, on the third anniversary of the grant date, or if earlier, when the director dies or is disabled, the annual shareholders meeting following the director’s attainment of age 75, or a change in control of the Company.

On January 15, 2010, each non-employee director of the Company received an award of restricted shares of Company common stock for the five month-month transition period as set forth in the table below:

Outside Director	Restricted Stock Grant (# of shares)
W. Christopher Beeler, Jr.	591
John L. Gregory, III	533
Mark F. Schreiber	541
David G. Sweet	541
Henry G. Williamson, Jr.	625